Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statement (No. 333-106567) of The Bear Stearns Companies Inc. on Form S-8 of our reports dated February 11, 2005 relating to the consolidated financial statements and financial statement schedule of The Bear Stearns Companies Inc. (which reports each express an unqualified opinion and contain an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statements No. 123," in 2003, discussed in Note 1 to the consolidated financial statements), and to management's report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion), appearing in or incorporated by reference in the Annual Report on Form 10-K of The Bear Stearns Companies Inc. for the year ended November 30, 2004, and to the reference to us under the heading "Experts" in the prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

New York, New York
July 14, 2005